UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 18, 2014

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Share Repurchase Agreement with ING Group

On March 18, 2014, the Company entered into a Share Repurchase Agreement (the “Share Repurchase Agreement”) with ING Group, pursuant to which the Company will acquire from ING Group, subject to certain terms and conditions, shares of the Company’s common stock having an aggregate purchase price of $250 million (the “Direct Share Buyback”). Pursuant to the Share Repurchase Agreement, the purchase price per share of common stock in the Direct Share Buyback will be equal to the per-share proceeds, before expenses, to the Selling Stockholder shown on the cover of the final prospectus for the registered offering by ING Group of shares of the Company’s common stock (the “Registered Offering”), registered pursuant to a Registration Statement on Form S-1/A, filed on March 18, 2014 (the “Registration Statement”).

The Direct Share Buyback and the entry into the Share Repurchase Agreement were each authorized by a special committee of the Company’s Board of Directors consisting solely of independent and disinterested directors (the “Special Committee”), which was formed for the sole purpose of considering the Direct Share Buyback. The Special Committee retained independent financial and legal advisors for purposes of its deliberations.

Pursuant to the Share Repurchase Agreement, the Direct Share Buyback will be subject to a number of conditions (unless waived by the Company with the approval of the Special Committee), including:

•	The successful completion of the Registered Offering;

•	That upon the completion of the Registered Offering and the Direct Share Buyback (and without giving any effect to the exercise by the underwriters of their option to acquire additional shares in the Registered Offering), ING Group and its affiliates will beneficially own, in the aggregate, no more than 45% of the issued and outstanding shares of the Company’s common stock;

•	The resignation from the Company’s Board of Directors, effective as of the time of the closing of the Direct Share Buyback, of two directors who are designated as “ING Group Directors” for purposes of the Company’s Shareholder Agreement, dated as of May 7, 2013, with ING Group; and

•	The receipt by the Special Committee of a fairness opinion, in form satisfactory to the Special Committee, from Greenhill & Co., LLC, the Special Committee’s financial advisor.

The Company expects to fund the Direct Share Buyback from existing cash on hand.

The Direct Share Buyback is being made pursuant to the Company’s previously announced share repurchase program. The aggregate purchase price for the shares to be acquired by the Company in the Direct Share Buyback will decrease the announced 300 million maximum size of the authorization under the share repurchase program. Giving effect to the Direct Share Buyback, the remaining authorization under the share repurchase program would permit future repurchases by the Company of shares of common stock having an aggregate purchase price of up to $50 million.

The Share Repurchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is hereby incorporated by reference into this Item 1.01.

Item 7.01	Regulation FD Disclosure

Information Contained in the Registration Statement

The Registration Statement contains certain information relating to changes to the Company’s governance expected to occur as a result of the Registered Offering and the Direct Share Buyback. This information has been excerpted and furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is hereby incorporated into this Item 7.01 by reference.

Roadshow Presentation

In connection with the Registered Offering, the Company has prepared a roadshow presentation (the “Roadshow Presentation”) for use with potential investors in the Registered Offering. The Roadshow Presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 7.01.

The information in this Item 7.01 and in Exhibits 99.1 and 99.2 is furnished and not filed pursuant to Instruction B.2 of Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Share Repurchase Agreement, dated as of March 18, 2014, between the Company and ING Groep N.V. (incorporated by reference to Exhibit 10.96 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-194469) filed on March 18, 2014.

99.1	Excerpt from the Company’s Amendment No. 1 to Registration Statement on Form S-1 (No. 333-194469) filed on March 18, 2014 (information furnished and not filed as part of this Current Report on Form 8-K)

99.2	Roadshow Presentation (information furnished and not filed as part of this Current Report on Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc. (Registrant)

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: March 18, 2014